Duplex Products Inc.

Exhibit 11 - Computation of Earnings Per Share
(Unaudited)
(In thousands, except per-share data)

                                     Third quarter ended     Nine months ended
                                     -------------------     -----------------
                                     July 29,    July 30,    July 29,  July 30,
                                        1995        1994        1995      1994


Weighted average number of common
  shares outstanding used in
  computing earnings per share         7,501    7,577         7,525     7,604

Primary and fully diluted loss
  per share                           $(0.20)  $(0.10)       $(0.17)   $(2.19)